UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
April 4, 2005

THE SHAW GROUP INC.

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-12227 (Commission File Number)	72-110616 (IRS Employer Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)

(225) 932-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

The following information is being furnished pursuant to Regulation FD.

On April 4, 2005, The Shaw Group, Inc., which is referred to in this current report as “Shaw,” the “Company” or “we,” announced that it was commencing an offering of 12,500,000 shares of its common stock and, in connection with that offering, filed a prospectus supplement with the SEC pursuant to Rule 424(b)(5) under the Securities Act on April 5, 2005. The prospectus supplement is publicly available on the SEC’s website, which is located at http://www.sec.gov.

In that prospectus supplement, Shaw disclosed the following items:

•	We are in the process of negotiating a new credit facility, which we expect to have a five-year term and to have aggregate availability of $400 million, all of which would be available for posting performance letters of credit and up to $200 million of which would be available for borrowing. If we do not apply all of the net proceeds of our common stock offering announced on April 4 to repurchase our Senior Notes in the tender offer announced April 4, we will be required to designate any remaining proceeds as restricted cash under the new credit facility. We anticipate that we would be permitted to use such restricted cash to redeem, repurchase or defease the Senior Notes, subject to compliance with the then applicable provisions of the new credit facility. However, we cannot assure you that we would be able to use any such restricted cash to redeem, repurchase or defease the Senior Notes. To the extent not so used, we anticipate that such net proceeds would not be available to us for general corporate purposes without the consent of our lenders and would effectively secure our obligations under the new credit facility, and the Senior Notes would remain outstanding.

•	At November 30, 2004, our backlog of approximately $5.4 billion consisted of over 3,900 contracts and was broadly diversified in terms of customer concentration, end markets served and services provided.

•	Our Shaw Stone & Webster business unit has performed nuclear plant maintenance modification services for over 25 years and enjoys a leading market share in the U.S., serving 35 of the 103 operating nuclear plants in the U.S.

•	We are pursuing strong growth opportunities created by the expected passage of the federal Transportation Equity Act, or TEA-LU, which is expected to provide over $280 billion in authorized transportation funding for critical infrastructure upgrades through 2009.

•	As the DOD moves toward privatization of military housing and utility systems, we expect to continue to build upon our significant position in this market. Approximately 50% of the more than 250,000 family housing units owned by the DOD need to be renovated or replaced and are expected to be privatized.

•	Through our licensing agreements, we estimate Badger-licensed ethylbenzene and styrene process technologies have been installed in 40% of the world’s operating units and 75% of the cumene licenses use Badger technology.

•	As of November 30, 2004, approximately 79% of our contracts included in our backlog are cost-reimbursable contracts, 18% are fixed-price contracts and 3% are unit-price contracts.

•	We reported pro forma net income (loss) per common share in our prospectus supplement for the periods indicated as follows:

	Year Ended	Three Months Ended
	August 31,	November 30,

	2004	2003	2004

	(In thousands, except per share data)
Pro forma net income (loss) per common share (3):
Basic	$(0.16)	$(0.76)	$0.19
Diluted	(0.16)	(0.76)	0.19

(3)	Pro forma net income (loss) is calculated as follows:

	Year Ended	Three Months Ended
	August 31,	November 30,

	2004	2003	2004

	(In thousands)
Net Income (loss)	$(30,975)	$(49,592)	$10,013
Add: Interest expense, net of income taxes	18,316	4,646	4,420
Accretion of discount, net of income taxes	217	53	57
Amortization of deferred issuance costs, net of income taxes	865	213	209

Pro forma net income (loss)	$(11,577)	$(44,680)	$14,699

Basic pro forma common shares	70,505	58,647	75,773

Pro forma diluted common shares	70,505	58,647	77,218

Basic pro forma net income (loss) per share	$(0.16)	$(0.76)	$0.19

Diluted pro forma net income (loss) per share	$(0.16)	$(0.76)	$0.19

Interest expense, accretion of discount and amortization of deferred issuance costs reflect the amounts related to our Senior Notes reduced by the effect of income taxes using a 33%, 33% and 35% effective tax rate for the year ended August 31, 2004, the three months ended November 30, 2003 and the three months ended November 30, 2004, respectively.

Basic and diluted pro forma common shares assumes the 12,500,000 common stock shares were outstanding for the entire period.

•	We reported pro forma balance sheet information as follows:

At November 30, 2004

Pro Forma

(In thousands)
Balance Sheet Data:
Total cash (7)	$113,425
Working capital (8)	287,238
Total assets	2,038,575
Total debt	30,773
Shareholders’ equity	1,130,474

•	For the three months ended November 30, 2003 and 2004, cash interest expense, including capitalized interest, was $7.7 million and $8.1 million respectively.

•	We reported backlog in our prospectus supplement for the periods indicated as follows:

				Three Months Ended
	Year Ended August 31,			November 30,

	2002	2003	2004	2003	2004

	(In thousands, except per share data)
Backlog (6)	5,604,688	4,751,337	5,765,954	5,097,568	5,391,480

(6)	We define our backlog in our E&C segment as a “working backlog” that includes projects for which we have received a commitment from our customers. This commitment typically takes the form of a written contract for a specific project, a purchase order or a specific indication of the amount of time or material we need to make available for a customer’s anticipated project. In certain instances the engagement is for a particular product or project for which we estimate revenue, often based on engineering and design specifications that have not been finalized and may be revised over time.

In our Maintenance segment, our backlog is derived from maintenance contracts, some of which do not specify actual dollar amounts of maintenance work, in which case our backlog is based on estimates of work to be performed in light of such customers’ historic maintenance requirements.

Many of the contracts in backlog provide for cancellation fees in the event the customer were to cancel projects. These cancellation fees usually provide for reimbursement of our out-of-pocket costs and revenue associated with work performed to date. Furthermore, certain E&C contracts provide that, upon cancellation, we will receive a varying percentage of the profits we would have realized had the contract been completed. In addition to cancellation risks, projects may remain in our backlog for extended periods of time.

Backlog from our E&I segment includes the value of awarded contracts and the estimated value of unfunded work. This unfunded backlog generally represents various federal, state and local government project awards for which the project funding has been partially authorized or awarded by the relevant government authorities, for example, when an authorization or an award has been provided for only the initial year or two of a multi-year project. Because of appropriation limitations in the governmental budget processes, firm funding is usually made for only one year at a time, and, in some cases, for periods less than one year, with the remainder of the years under the contract expressed as a series of one-year options. Amounts included in backlog are based on the contract’s total awarded value and our estimates regarding the amount of the award that will ultimately result in the recognition of revenue. These estimates are based on our experience with similar awards and similar customers and average approximately 75% of the total unfunded awards. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in backlog and in unexercised contract options. Our backlog does not include any awards, funded or unfunded, for work expected to be performed more than five years after the date of the financial statements presenting such backlog. The amount of future actual awards may be more or less than our estimates.

Backlog is not a measure defined in generally accepted accounting principles, or GAAP, and our backlog may not be comparable to the methodology used by other companies to determine their backlog.

•	As of November 30, 2004 we had total outstanding indebtedness of approximately $281.3 million, approximately $13.8 million of which was secured indebtedness, including obligations under capital leases.

•	As of November 30, 2004, our investment in military housing privatizations was $16.7 million.

•	Including our backlog from TVA, a Government-owned entity, backlog from the U.S. Government or U.S. Government-owned entities accounted for 47% of backlog at November 30, 2004.

•	In addition, we are issuing and selling 12,500,000 shares of our common stock in this offering, which represents approximately 19.3% of our outstanding shares of common stock as of April 1, 2005.

•	As of November 30, 2004, we had gross deferred tax assets of $112.5 million including $72.9 million related to net operating losses and tax credit carryforwards.

•	At November 30, 2004, we employed approximately 17,800 employees, and approximately 1,600 of these employees were represented by labor unions pursuant to collective bargaining agreements. We also employ union labor from time to time on a project-specific basis. We believe current relationships with our employees (including those represented by unions) are satisfactory. We are not aware of any circumstances that are likely to result in a work stoppage at any of our facilities.

•	At November 30, 2004, approximately 925 of our employees work in our wholly owned subsidiaries in Canada and approximately 180 in the United Kingdom.

In addition, Shaw intends to disclose certain information in connection with its management’s presentations to investors in connection with the equity offering. In particular, the presentation includes the following breakdown of backlog conversion:

•	Next 12 months: 46%;

•	13-24 months: 23%; and

•	Greater than 24 months: 31%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: April 5, 2005	By:	/s/ Robert Belk
Robert L. Belk,
Executive Vice President and Chief Financial Officer